UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 28, 2022

Comcast Corporation

(Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or other jurisdiction of incorporation)
001-32871 (Commission File Number)		27-0000798 (IRS Employer Identification No.)

One Comcast Center Philadelphia, PA (Address of Principal Executive Offices)	19103-2838 (Zip Code)

Registrant’s telephone number, including area code: (215) 286-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	CMCSA	The Nasdaq Stock Market LLC
0.000% Notes due 2026	CMCS26	The Nasdaq Stock Market LLC
0.250% Notes due 2027	CMCS27	The Nasdaq Stock Market LLC
1.500% Notes due 2029	CMCS29	The Nasdaq Stock Market LLC
0.250% Notes due 2029	CMCS29A	The Nasdaq Stock Market LLC
0.750% Notes due 2032	CMCS32	The Nasdaq Stock Market LLC
1.875% Notes due 2036	CMCS36	The Nasdaq Stock Market LLC
1.250% Notes due 2040	CMCS40	The Nasdaq Stock Market LLC
5.50% Notes due 2029	CCGBP29	New York Stock Exchange
2.0% Exchangeable Subordinated Debentures due 2029	CCZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2022, Comcast Corporation (the “Company”) entered into a new employment agreement (the “Agreement”) with Michael J. Cavanagh in connection with his recent appointment as President of the Company. The Agreement secures Mr. Cavanagh’s employment through December 31, 2027, at an annual base salary of $2.5 million effective March 1, 2023. In connection with entering into the Agreement, Mr. Cavanagh received the grant of a special performance-based option to purchase 2,000,000 shares of the Company’s Class A common stock (the “Performance Award”) with an aggregate grant date fair value equal to $14.8 million.

The Performance Award will vest and become exercisable upon satisfaction of both a performance-based and time-based component. The performance-based component of the Performance Award will vest on the attainment of specified metrics relating to average annual growth in Free Cash Flow (“FCF”) per share over the five-year performance period. At target performance (which equals average annual growth of 8%), 100% of the award would vest. At threshold performance (which equals average annual growth of 6%), 50% of the award would vest and at maximum performance (which equals average annual growth of at least 12%), 200% of the award would vest (with straight line interpolation if results are between the FCF goals). If the average annual growth in FCF is less than 6%, then the award will not vest and will be forfeited. The time-based component will vest in full on February 1, 2028, subject to Mr. Cavanagh’s continued employment through such date. The Performance Award also contains a restriction on the sale of any shares issued upon exercise until after the expiration date of the Performance Award (i.e., after the 10th anniversary of the grant date).

Further, the Performance Award provides that if Mr. Cavanagh either resigns from the Company for Good Reason or his employment is terminated by the Company without Cause (as such terms are defined in the Agreement), then the Performance Award will vest on a pro-rata basis based on actual performance and become exercisable pursuant to the terms of the Performance Award. In the event of Mr. Cavanagh’s termination of employment due to death or disability, the Performance Award will vest in full based on target performance (in the case of death) or actual performance (in the case of disability) and be exercisable by Mr. Cavanagh or his estate, as applicable, pursuant to the terms of the Performance Award.

The Performance Award is designed to ensure leadership continuity over the longer term, enhance retention in response to increasing competition for high-performing talent and incent Company financial performance by aligning compensation with rigorous performance targets that drive long-term shareholder value creation. The Company believes that FCF per share is an important metric which measures, among other things, cash remaining after capital investments that allows us to repay indebtedness, make strategic investments and return capital to shareholders.

The foregoing description of the Agreement and the Performance Award is a summary and is qualified in its entirety by reference to the full text of the form of performance-based stock option award agreement and the Agreement, both of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION

Date: December 30, 2022	By:	/s/ Elizabeth Wideman
	Name:	Elizabeth Wideman
	Title:	Senior Vice President, Senior Deputy General Counsel and Assistant Secretary